Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 3 Year Callable Contingent Coupon Securities Linked to SPX Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying: The S&P 500 ® Index (ticker: “SPX”) Pricing date: October 17, 2022 Valuation dates: Monthly Maturity date: October 22, 2025 Contingent coupon: At least 6 . 50 % per annum*, paid monthly only if the closing value of the underlying is greater than or equal to the coupon barrier value on the related valuation date . You are not assured of receiving any contingent coupon . Payment at maturity (if not autocalled): • If the final underlying value is greater than or equal to the final barrier value: $1,000 • If the final underlying value is less than the final barrier value: $1,000 + ($1,000 п the underlying return) If the securities are not redeemed prior to maturity and the final underlying value is less than the final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity, and you will not receive any contingent coupon payment at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing supplement: Preliminary Pricing Supplement dated October 6, 2022 * The actual contingent coupon rate will be determined on the pricing date. Hypothetical Interim Payment per Security ** Hypothetical Underlying Return on Interim Valuation Date Hypothetical Payment for Interim Valuation Date *** Coupon barrier value: Final barrier value: 55.00% of the initial underlying value 55.00% of the initial underlying value - 45.01% $0.00 Redemption: We may call the securities, in whole and not in part, for mandatory redemption on any potential redemption date upon not less than three business days' notice - 50.00% $0.00 Potential redemption dates: Monthly on valuation dates beginning after one year - 75.00% $0.00 CUSIP / ISIN: 17330RXW0 / US17330RXW05 - 100.00% $0.00 Initial underlying value: The closing value on the pricing date Final underlying value: The closing value on the final valuation date Underlying return: (Current closing value - initial underlying value) / initial underlying value Hypothetical Payment at Maturity per Security 1 0 0 .0 0% 50.00% 25.00% 0.00% - 25.00% $1,000.00 $1,000.00 $1,000.00 $1,000.00 $1,000.00 ** The hypotheticals assume that the contingent coupon will be set at the lowest value indicated in this offering summary. *** Assumes the securities have not been previously redeemed on any interim valuation date - 45.00% $1 ,0 00 .00 - 45.01% $ 5 49 . 90 - 50.00% $ 5 00 . 00 - 75.00% $ 2 50 . 00 - 100.00% $0.00 1 0 0 .0 0% 50.00% 25.00% $5 .417 $5 .417 $5 .417 0.00% - 25 .0 0% - 45 .0 0% $5 .417 $5 .417 $5 .417 Assumes the securities have not been redeemed prior to maturity and does not include the final contingent coupon payment, if any Hypothetical Worst Underlying Return on Final Valuation Date Hypothetical Payment at Maturity

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not redeemed prior to maturity, your payment at maturity will depend on the final underlying value. If the final underlying value is less than the final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the underlying has declined from the initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • You will not receive any contingent coupon following any valuation date on which the closing value of the underlying on that valuation date is less than the coupon barrier value. • We may redeem the securities at our option, which will limit your ability to receive the contingent coupon payments. • The securities offer downside exposure, but no upside exposure, to the underlying. • The securities are particularly sensitive to the volatility of the closing value of the underlying on or near the valuation dates. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price . For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement . • The value of the securities prior to maturity will fluctuate based on many unpredictable factors . • The issuer and its affiliates may have conflicts of interest with you . • The U . S . federal tax consequences of an investment in the securities are unclear . The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.